NEWS RELEASE

September 6, 2005

GoldSpring, Inc. Completes Acquisition of Leases on Nevada Claims

Gold Hill, NV: September 6, 2005 - GoldSpring, Inc. (OTCBB: GSPG) announced today that it has completed the acquisition of the Justice, Woodville and Keystone patented claims from Comstock Gold, L.L.C. These claims are located in the Comstock Lode region of Nevada, adjacent to GoldSpring’s operations in Storey County, Nevada. The acquisition was first announced in the Company’s May 4, 2005 press release.

GoldSpring, Inc., President and CEO Rob Faber, said, “This acquisition fits well with our Company’s focus on increasing efficiency and enhancing shareholder value. The Justice, Woodville and Keystone claims are contiguously located to our Plum mine operation. The proximity of the claims should allow us to develop the property in a cost-effective manner, thereby creating the opportunity for increased efficiencies in our overall mining operations.”

Although specific terms of the transaction were not disclosed, GoldSpring, Inc. indicated that it was under favorable terms for the Company and included both stock and cash. The cash portion will be paid in installments over a two to three year period.

Faber continued, “The acquisition of these claims will enlarge our footprint in the Comstock Lode region and has the potential for expanding the life of our existing Plum Mine operation. The addition of these properties will also improve our geologic understanding of the entire physical area and its trends, which should increase the effectiveness of our future exploration activities.”

GoldSpring also announced the date of its Annual Shareholders’ Meeting. As stated in the preliminary proxy statement, filed on August 31, 2005 with the SEC, GoldSpring plans to hold the meeting on October 5, 2005 for shareholders of record on September 2, 2005. The meeting will be held in Carson City, Nevada.

GoldSpring is a North American natural resource company whose objective is to achieve growth and profitability through enhancements at our Plum Mine property in northern Nevada and through the acquisition of additional mining projects that can be efficiently put into near-term operation and production. We currently own mineral properties and conduct test mining in Storey County, Nevada, located about 30 miles southeast of Reno, Nevada. This operation consists of the Plum Mining facility. We also own mineral permits in Alberta, Canada.

Note to Investors

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our most recent Form 10-KSB filed on April 15, 2005. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as ``anticipate,'' ``believe,'' ``could,'' ``estimate,'' ``expect,'' ``intend,'' ``may,'' ``should,'' ``will,'' and ``would'' or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Contact information for GoldSpring, Inc.:

P.O. Box 1118
Virginia City, NV 89440
Tel 775.847.5272
Fax 775.847.4762
www.goldspring.us

Lisa Boksenbaum, Corporate and Investor Relations
(480) 203-0510
E-mail: lisab@goldspring.us